EXHIBIT 99.1



Wednesday, April 26th, 2006

FOR IMMEDIATE RELEASE
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         BATTLE MOUNTAIN ANNOUNCES CLOSING OF $21.8 MILLION PURCHASE OF
                          IAMGOLD'S GOLD ROYALTY ASSETS

RENO, Nevada, April 26, 2006 - Battle Mountain Gold Exploration Corp. (OTC-BB:BMGX) ("Battle Mountain" or the "Company") is pleased to announce that it has closed the previously announced purchase of the IAMGOLD gold royalty assets ("IAMGOLD Assets"). The portfolio of eleven net smelter royalty interests includes royalties from three operating mines: Williams, Don Mario and El Limon. Other significant assets include royalty interests in the Dolores Deposit (being developed by Minefinders Ltd.), La India Resource, Relief Canyon Mine, Joe Mann Mine, and Lluvia Del Oro Mine, as well as several other properties in various stages of exploration.

The $21,850,000 purchase was funded with a combination of cash and securities. The $13,850,000 cash portion was funded by a gold facility and a bridge facility from Macquarie Bank Limited and by issuing equity comprising approximately 11.4 million units at $0.31 cents/unit. Each unit is comprised of one common share and one full warrant exercisable at $0.31 cents. The remainder of the purchase price was funded by the issuance of a $2,000,000 exchangeable subordinated secured debenture and 12,000,000 common shares to IAMGOLD Corporation. IAMGOLD now owns approximately 15% of Battle Mountain's outstanding shares.

Net Royalty Revenue for 2005 from the producing royalty assets was approximately USD $2.3 million, at an average spot gold price of $444 per ounce.

Battle Mountain's management believes this important acquisition represents the Company's foundation in building a significant international portfolio of gold royalty assets. Mark Kucher, Battle Mountain's Chairman and CEO, stated "The IAMGOLD royalty purchase provides an excellent mix of current cash flow from the Williams, Don Mario and El Limon mines; near term production and cash flow from the Dolores Deposit, the Relief Canyon Mine, the La India Deposit, and the Lluvia Del Oro Mine; and future growth potential from the Seguenega and Marmato Properties. We will continue to complement the portfolio's growth potential by acquiring additional royalties and by leveraging our existing assets in Nevada using the royalty model."

Battle Mountain's strategy of becoming a significant owner of gold assets will be achieved through a combination of: a) managing the existing portfolio of assets; b) identifying and acquiring additional producing royalty assets at attractive multiples; and c) where appropriate, financing existing projects that are nearing production in exchange for royalty interests. The Company believes that there are a large number of royalty opportunities that remain unexploited and that Battle Mountain is in an excellent position to take immediate advantage of these opportunities.

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ABOUT BATTLE MOUNTAIN GOLD EXPLORATION CORP.

Battle Mountain Gold Exploration Corp. (OTCBB: BMGX) is a gold royalty company headquartered in Reno, Nevada.


On behalf of the Board of Directors,

Mark Kucher
Chairman and CEO


To learn more please visit www.bmegold.com or email info@bmegold.com.
                           ---------------          ----------------



BATTLE MOUNTAIN EXPLORATION GOLD CORP.
Sixth Floor, Suite 9
One East Liberty Street
Reno, Nevada  89504
1 800 436 0167

Safe Harbor for Forward-Looking Statements: This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in mineral exploration, the need to obtain additional financing, the availability of needed personnel and equipment for future exploration and development, fluctuations in the price of minerals, and general economic conditions.

               FOR INVESTOR INFORMATION PLEASE CALL 1-800-436-0167
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